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                          NEW IMAGE INDUSTRIES, INC.
                             21218 VANOWEN STREET
                        CANOGA PARK, CALIFORNIA 91303


                                     May 22, 1995



Mr. Dewey F. Edmunds
3921 Sandune Lane
Carona Del Mar CA 92625


        RE: EMPLOYMENT RELATIONSHIP WITH NEW IMAGE INDUSTRIES

Dear Mr. Edmunds:

     I am pleased to offer you the position of President and Chief Executive Officer of New Image Industries, Inc. (the "Company") with an effective date of Tuesday May 30, 1995. In this position you will report to the Board of Directors and the Chairman of the Board. Offices will be provided at the Company's headquarters in Canoga Park, California.

     Your salary will be paid at an annual rate of $180,000 per year, payable semi-monthly. You will receive stock options to purchase 200,000 shares of the Company's Common Stock under the Company's Stock Option Plan. The date of grant will be May 30, 1995 and the exercise price will be the closing price of the Company's Common Stock on NASDAQ/NMS on Friday May 26, 1995. These options will vest based on your continued service as follows: 30,000 options will vest immediately upon grant, and 30,000 options, 60,000 options, and 80,000 options will vest on the first, second and third anniversaries of commencement of your employment, respectively. All options will be subject to immediate vesting upon the closing of a "Change in Control" of the Company. Vested options will be exercisable for five years from the date of grant.

     "Change in Control" means either the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of a consolidation or merger (other than a reorganization, consolidation or merger in which the holders of voting securities of the Company immediately before the reorganization, consolidation or merger own (immediately after the consolidation or merger) voting securities of the surviving or acquiring corporation, or of a parent entity of such

                              Exhibit 10.17


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Mr. Dewey F. Edmunds
May 22, 1995
Page 2



surviving or acquiring corporation, possessing more than 50% of the voting power of the surviving or acquiring corporation or parent entity); in making determinations of ownership by the shareholders of the Company, immediately after the reorganization, consolidation or merger, of voting securities as provided above, voting securities which they owned immediately before the reorganization, consolidation or merger as shareholders of another party to the transaction shall be disregarded; and voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase such shares).

     You will be entitled to three weeks vacation per year and will be eligible to participate in all benefits plans and programs on the same basis as the Company's executive team.

     If acceptance of employment with the Company requires relocation of your residence, the Company will pay or promptly reimburse you for all reasonably necessary moving expenses, including commission on the sale of your residence, related to the relocation of your residence, and for the rental of a temporary residence pending your move into a new residence. Moving expenses are subject to review and prior approval by the Chairman of the Board.

     Your employment with the Company is at will, and therefore may be terminated by you or the Company at any time and for any reason, with or without cause and with or without notice. This at will employment relationship will remain in effect throughout your employment with the Company and any of its subsidiaries or affiliated entities, and may only be modified by an express written contract for a specified term signed by you and the Chairman of the Company.

     I am looking forward to your leading the Company's team and becoming the driving force for its growth and success. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to me, together with an executed copy of the enclosed Inventions and Nondisclosure Agreement by May 30, 1995.



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Mr. Dewey F. Edmunds
May 22, 1995
Page 3



     If you have any questions or concerns please do not hesitate to call.


                                       Very truly yours,

                                       NEW IMAGE INDUSTRIES, INC.,
                                       a Delaware corporation


                                       By: /s/ Robert S. Colman
                                          --------------------------
                                                Its: C.E.O.
                                                    ----------------


APPROVED AND ACCEPTED:


/s/ Dewey P. Edmunds
--------------------------
Dewey P. Edmunds